SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2011

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mail Stop CF3-203, 300 RadioShack Circle, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Retirement

On January 24, 2011, RadioShack Corporation (the “Company”) announced that Julian C. Day plans to retire as Chairman of the Board of Directors, Chief Executive Officer and a director of the Company effective at the Company’s annual meeting of shareholders, currently scheduled during the week of May 16, 2011.

Succession CEO

In accordance with its succession and transition plan, the Board of Directors named James F. Gooch as President of the Company effective immediately. Mr. Gooch will become Chief Executive Officer of the Company effective upon Mr. Day’s retirement. Mr. Gooch will also be included in the Company’s slate of nominees for election to the Board of Directors at the next annual meeting of shareholders currently scheduled during the week of May 16, 2011.

Mr. Gooch, 43, has served as Executive Vice President and Chief Financial Officer of the Company since August 2006. From 1996 to May 2005, Mr. Gooch served in various positions at Kmart Corporation, a mass merchandising company, including Vice President, Controller and Treasurer, and Vice President, Corporate Financial Planning and Analysis. Previously, Mr. Gooch served as Executive Vice President – Chief Financial Officer of Entertainment Publications, a discount and promotions company. He earned his bachelor’s degree from Michigan State University and his master’s degree in management from the J.L. Kellogg Graduate School of Business at Northwestern University.

In conjunction with Mr. Gooch’s promotion, the Company and Mr. Gooch entered into an agreement governing Mr. Gooch’s employment relationship with the Company (the “Agreement”). The Agreement will generally become effective on the date Mr. Gooch becomes the Chief Executive Officer. The Agreement will supersede his existing severance-related agreements, including the so-called “golden parachute” excise tax gross up and the so-called single trigger “walk-at-will” provision included in his existing change-in-control severance agreement. The Agreement does not provide for any golden parachute excise tax gross up, does not provide for any guaranteed minimum bonus and only provides for “double trigger” severance protection.

Effective January 21, 2011, Mr. Gooch’s annual base salary will be $850,000. Under the Agreement, Mr. Gooch’s target bonus opportunity is 120% of his base salary, and his annual bonus opportunity ranges between 25% and 200% of his target bonus opportunity. Payment of any bonus amounts will be subject to achievement of the applicable performance goals. No bonus will be payable if the minimum achievement level has not been attained.

For 2011, Mr. Gooch will receive an equity grant pursuant to the Company’s 2009 Incentive Stock Plan (the “Stock Plan”) with a value at the time of grant of $2,000,000. The award will be part of the Company’s normal grant cycle of equity to officers of the Company at the end of February and will be in the form of stock options and/or restricted stock, as determined by the Board of Directors and will vest based on a schedule consistent with the vesting schedule applicable to other senior executives (contemplated to be in equal installments over a three year period). To the extent stock options are granted, they will have an exercise price equal to the fair market value of the Company’s common stock on the grant date. Upon Mr. Gooch becoming Chief Executive Officer of the Company, Mr. Gooch will also be awarded a one-time grant of an option to acquire the Company’s common stock with a fair value of $2,000,000 on the grant date and an exercise price equal to the fair market value of the Company’s common stock on that date (the “Promotional Long-Term Award”). The Promotional Long-Term Award will generally vest as follows: 10% on February 1, 2012; 15% on February 1, 2013; 25% on February 1, 2014 and the remainder on February 1, 2015. The Agreement does not provide for any guaranteed equity awards.

In the event that Mr. Gooch incurs a qualifying termination of employment, he would be eligible to receive a severance payment equal to (1) two times the sum of his then-current base salary and target bonus (or three times, in the case of a qualifying termination that occurs in connection with or during the two-year period following a change in control) plus (2) the cost of maintaining COBRA continuation coverage for himself and his dependents for 24 months (or 36 months, in the case of a qualifying termination in connection with a change in control or during the two-year period following a change in control). Mr. Gooch is also eligible for accelerated vesting of any then unvested time-based equity awards that would have vested within two years following his qualifying termination of employment, other than the Promotional Long-Term Award. All of Mr. Gooch’s unvested equity awards that were granted prior to a change in control vest upon the earlier of his qualifying termination in connection with a change in control or the occurrence of a change in control.

Mr. Gooch has agreed to non-competition, non-solicitation and employee no-hire restrictions while the Agreement remains in effect plus one year following any termination of his employment.

Departure of Other Executive

The Company also today announced the departure of Bryan Bevin, the Company’s Executive Vice President, Store Operations. Mr. Bevin’s last day with the Company will be March 4, 2011. Mr. Bevin’s duties will be assumed by current members of management.

A copy of the Company’s press release announcing these changes is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1	Press Release, dated January 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 24th day of January, 2011.

RADIOSHACK CORPORATION

/s/ Robert C. Donohoo
Robert C. Donohoo
Vice President, General Counsel and Corporate Secretary

4